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ASA Gold and Precious Metals Limited

(Name of Registrant as Specified In Its Charter)

Saba Capital Management, L.P.

Boaz R. Weinstein

Ketu Desai

Frederic Gabriel

Paul Kazarian

Garry Khasidy

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Why a New Board Is Needed at ASA Gold and Precious Metals (NYSE: ASA) March 22, 2024

PAGE 2 Saba Capital Strictly Private and Confidential Table of Contents • Executive Summary • The Need to Replace ASA’s Board and Advisor — ASA Has Substantially Underperformed its Benchmark Over the Past Three Years and Trades at a Significant Discount to NAV — ASA’s Leadership Has Ignored the Steep Discount to NAV • Our Solution : A New Board and Plan for ASA — The Right Directors to Fix ASA — A Plan to Address ASA’s Discount to NAV

PAGE 3 Saba Capital Strictly Private and Confidential Why We Are Seeking to Replace ASA’s Four - Member Board • We are the largest shareholder of ASA, with beneficial ownership of 16.9% of ASA’s outstanding shares. • We believe ASA’s recent returns and its - 16.9% trading discount to net asset value 1 are due to Merk Investments’ poor management of the Fund. • ASA’s Board is unwilling to acknowledge that the Fund’s steep discount to NAV is a problem. • We have a track record of instilling good governance practices, successfully narrowing closed - end funds’ discounts to NAV and ge nerating significant value for shareholders through different solutions tailored to each fund’s needs. • Our four highly qualified nominees, one of whom would be a direct shareholder representative in the boardroom, are the right cha nge agents to address ASA’s - 16.9% discount to NAV. • This campaign is about replacing the Board to create short - term and long - term value for ASA’s shareholders. If elected to ASA’s Board, our nominees would focus on immediately addressing ASA’s discount to NAV by exploring all potentia l p aths to value generation, including replacing the Fund’s manager with a new manager to be selected by ASA’s shareholder base. 1 Bloomberg, as of 3/19/2024.

Saba | Capital

We Have a Track Record of Good Governance and Value Creation

- We are the world's largest single investor in CEFs, managing a $5.8 billion portfolio that is invested across more than 200 CEFs.
- Our CEF investment strategy is anchored in protecting shareholder rights and pursuing changes that will return discounted CEFs to their full NAV. Additionally, we focus on creating long-term value for shareholders through lower fees and better management.
- Our own funds serve as examples of best-in-class corporate governance in the CEF industry. We also have a demonstrated record of advocating for shareholder rights at other funds.

Saba Capital	**Saba Capital Income & Opportunities Fund (NYSE: BRW)**	✓ Non-staggered board, plurality vote standard, equal voting rights.
BlackRock	**BlackRock ESG Capital Allocation Term Trust (NYSE: ECAT)**	✓ Saba filed lawsuit against ECAT for the fund's adoption of an entrenchment bylaw. Link.
Eaton Vance Investment Managers	**Eaton Vance Senior Floating-Rate Trust (NYSE: EFR)** **Eaton Vance Floating-Rate Income Trust (NYSE: EFT)** **Eaton Vance Senior Income Trust (NYSE: EVF)**	✓ Saba entered standstill upon implementation of a long-term discount management plan. Link. ✓ Improved avg. trading discount to NAV from -12% when Saba filed its 13D in 2020 to +0.3% premium today.
Salient	**Salient Midstream & MLP Fund (NYSE: SMM)**	✓ Reached an agreement to support the fund's reorganization into a lower fee open-end mutual fund. ✓ Secured distribution paid to all shareholders based on a $300,000 payment by the fund's investment advisor. Link.

Fund filings, Bloomberg.

Saba Capital Strictly Private and Confidential PAGE 4

The Need to Replace ASA’s Board and Advisor

PAGE 6 Saba Capital Strictly Private and Confidential ASA Has Underperformed its Benchmark by - 21.9% Over the Last Three Years • ASA has substantially underperformed over the last three years; this underperformance is partially recoverable by narrowing i ts discount to NAV. “My point is not to brag about performance…” Axel Merk, COO of ASA and President and CIO of Merk Investments, 3/13/2024 Data from Bloomberg, as of 3/19/2024. ASA Schedule 14A , 3/13/2024. -20% 0% 20% 40% 60% 80% 100% 120% 140% 2019 2020 2021 2022 2023 Total Return Total Return Since Management Change ASA US Equity GDMNTR Index BCOMGCTR Index Trailing 3 - Year Inception Total Return - 26.9% 51.2% ASA US Equity - 5.0% 46.3% GDMNTR Index 23.9% 61.0% BCOMGCTR Index

PAGE 7 Saba Capital Strictly Private and Confidential ASA Trades at a - 16.9% Discount to NAV • ASA currently trades at a - 16. 9 % discount to NAV. • ASA hasn’t traded at its full value in over 20 years. Bloomberg, as of 3/19/2024. ASA Gold and Precious Metals Ltd Discount to NAV -20% -15% -10% -5% 0% 2010 2012 2014 2016 2018 2020 2022 2024

PAGE 8 Saba Capital Strictly Private and Confidential ASA’s Discount to NAV Is Wider Than 93% of All U.S. CEFs • ASA’s - 16.9% discount to NAV is worse than 385 of the 418 U.S. CEFs. • Only 18 CEFs have a worse discount. • ASA’s discount relative to the U.S. CEF universe is represented by the chart on the right. Bloomberg, as of 3/19/2024. Worse ASA Better

PAGE 9 Saba Capital Strictly Private and Confidential Merk Refuses to Acknowledge ASA’s Sizable Discount to NAV – and Shirks Its Duty to Address the Discount Merk Investments blog post , 3/13/2024.

PAGE 10 Saba Capital Strictly Private and Confidential Merk’s Beliefs Go Against Industry Best Practices and Recommendations “ The Board has a general fiduciary duty to act in the best interests of shareholders, which includes an obligation to monitor the premium or discount and, if necessary, take action to reduce the discount . ” “Fund boards and advisers have studied discounts for years and do seek to address them , and closed - end fund boards often receive regular reporting and analysis regarding fund discounts . ” Ropes & Gray, 2019 Investment Company Institute, 2020

PAGE 11 Saba Capital Strictly Private and Confidential ASA’s Board Is More Focused on Fighting Us – One of Its Shareholders – Than Closing the Discount • ASA’s Board has adopted what we believe to be an unlawful shareholder rights plan, or poison pill, to prevent us from increasing our investment in ASA, demonstrating its misaligned priorities. • ASA’s justification makes no sense in the context of an investment company: We are seeking to replace the directors with all independents – not own the company. • We are trying to enhance the independence of the Board via the election of four new, highly qualified and independent directors. • ASA is confusing elements of corporate takeovers that don’t make sense for investment companies. • There is no “takeover” being discussed; boards can be replaced, and advisors can be changed, which shareholders can approve or reject at the vote required. ASA press release , 1/2/2024.

ASA's Poison Pill

Saba | Capital

Speech by SEC Staff:
Keynote Address at the Independent Directors Council Investment Company Directors Conference
by
Andrew J. Donohue[1]

Director, Division of Investment Management
U.S. Securities and Exchange Commission
Amelia Island, Florida
November 12, 2009

In my view, however, I submit that the adoption of a poison pill, or restricting the voting rights of a "dissident" shareholder even where state law authorizes it, may be inconsistent with federal law and not in the best interest of the fund and its shareholders. Let me explain...

In light of the foregoing provisions of the Act, I believe it could be very difficult for fund counsel to advocate for, or fund directors to approve, a fund's use of a poison pill and the restrictions on the voting shares of a dissident shareholder. While Section 18(d) recognizes the ability of a fund to issue warrants for a limited period of time (not to exceed 120 days), importantly, the fund must do so exclusively and ratably to a class or classes of the fund's shareholders. By its very nature, the poison pill excludes from its purview any shareholder who owns shares above a certain percentage. As such, I question whether such device constitutes a "ratable" issuance. Moreover, although Section 23(b) recognizes circumstances where a fund may sell its own shares below net asset value, the exception that allow for such sale requires that it be in conformance with the requirements of Section 18(d). If, as I have questioned, a poison pill does not constitute a ratable distribution, then a fund does not fit within the exception of Section 23(b) for selling its shares at less than net asset value.

https://www.sec.gov/news/speech/2009/spch111209ajd.htm.

Saba Capital Strictly Private and Confidential PAGE 12

PAGE 13 Saba Capital Strictly Private and Confidential Merk Is Misrepresenting Our Intentions Merk Investments blog post , 3/18/2024.

PAGE 14 Saba Capital Strictly Private and Confidential We Are Seeking to Replace ASA’s Current Board • We believe ASA’s current directors have demonstrated a disregard for ASA’s recent underperformance and discount to NAV. • Replacing ASA’s directors with our nominees will bring enhanced independence, an unaffiliated shareholder perspective and rel eva nt experience to the Fund’s Board. ASA’s proxy statement. Bloomberg. Mary Joan Hoene Director since 2014. Chair since 2015. - 14% avg. discount to NAV during tenure. William Donovan Director since 2020. - 14.5% avg. discount to NAV during tenure. Bruce Hanson Director since 2014. - 14.8% avg. discount to NAV during tenure. Axel Merk Director since 2022. Not independent; COO and Principal Executive Officer of ASA since 2019. - 14.2% avg. discount to NAV during tenure.

PAGE 15 Saba Capital Strictly Private and Confidential We Believe Merk Needs to Go • We believe Merk’s poor management of ASA is the key reason why the Fund has traded at a persistent discount to NAV and recently underperformed its stated benchmark. • If a manager underperforms by a tremendous amount over a three - year period, we believe the fund’s board should – at the very least – consider alternatives to that manager. • We believe ASA’s Board should replace Merk with a capable manager with the right track record and investment capabilities to better position the Fund to achieve improved risk - adjusted returns. • Should the Board terminate the Merk Advisory Agreement, the Board will have the ability to appoint an interim manager and/or long - term manager of its choosing, the latter being subject to shareholder approval. • We believe shareholders should have the final say on the appointment of any long - term manager. • We believe there are many mechanisms a new manager could employ to increase demand for the Fund’s shares and lead to an increased share price for the Fund.

PAGE 16 Saba Capital Strictly Private and Confidential We Believe Merk Is Solely Focused on Retaining the Revenue of ASA – Even to the Detriment of Shareholders We estimate that ASA makes up more than 75% of Merk’s revenue, which explains its desperation to maintain those revenues at any expense to investors. Merk Investments website.

PAGE 17 Saba Capital Strictly Private and Confidential Merk’s Biggest Concern Appears to Be the Fees Paid on the Fund’s AUM Did ASA’s management think every name in its portfolio for the past five years was better than a ~20% return? Fund filings. Bloomberg. Widest Discount Shares Repurchased - 16.7% 0 2023 - 18.5% 0 2022 - 17.8% 0 2021 - 19.9% 0 2020 - 18.1% 0 2019 “The Company may from time to time purchase its common shares at a discount to NAV on the open market in such amounts and at such prices as the Company may deem advisable.” ASA filings

PAGE 18 Saba Capital Strictly Private and Confidential To Retain Control of ASA, Merk Has Turned to a Law Firm with a Concerning, Anti - Shareholder Track Record Fund filings. Voya Skadden advised managers like Voya to illegally change voting standards in the face of contested elections to illegally entrench management. DNI Skadden advised the manager through the de - listing of the fund, leading to massive destruction of shareholder value. Voting Stripping Skadden advised managers like BlackRock and Nuveen to strip shareholders’ votes to entrench management. We believe ASA’s hiring of Skadden is concerning, given the law firm’s track record of value destruction and anti - shareholder ac tions at other CEFs. We fear ASA may be headed for similar economic losses and diminished shareholder rights.

PAGE 19 Saba Capital Strictly Private and Confidential ASA Shareholders Should Be Concerned That This May Be Their Last Chance for Change Bloomberg. Fund filings. • In 2020, in a virtually identical set of circumstances, a fund with ~$250 million in assets – making up a meaningful percentage of its investment advisor’s revenue – faced off with an activist at its annual meeting. • Advised by Skadden, this manager thwarted the activist, and the board and manager were left intact. • Three months later, the fund de - listed from its exchange for the reasons listed below, and currently trades at a - 39% discount t o NAV. The Board of Trustees (the "Board") of the Fund, with the recommendation of the Governance Committee of the Board, unanimousl y a pproved the delisting for reasons based on many factors. These factors include, but are not limited to: the expenses, both direct and indirect, associated with being listed on the NYSE; th e e xtent to which the Fund has taken advantage of its NYSE listing, including raising capital; trading, liquidity, spreads, and discount to net asset value of the Fund's Shares on the NYSE; and the burden of governance , shareholder meeting, and reporting requirements of the NYSE. “ ”

A New Board and Plan for ASA

PAGE 21 Saba Capital Strictly Private and Confidential Our Independent and Qualified Nominee: Ketu Desai Ketu Desai is an investment manager and former banker with closed - end fund board experience. • Founding Partner and Principal of i - squared Wealth Management, Inc., a private wealth investment management firm. • Chief Investment Officer of Centerfin . • Serves on the board of directors of Saba Capital Income & Opportunities Fund (NYSE: BRW) and is a member of its Audit Committee. • Serves on the board of directors of Saba Capital Income & Opportunities Fund II (NYSE: SABA). • Former Investment Analyst at Lighthouse Investment Partners, LLC, a global investment firm where he helped manage Lighthouse’s credit funds, including the Lighthouse Credit Opportunities Fund and Lighthouse Credit Compass. • Former member of Lighthouse’s Relative Value Committee, where he was responsible for portfolio allocation decisions and risk management of fixed income, credit, event - driven, mortgage and distressed strategies. • Previously served as an M&A Investment Banking Analyst at Credit Suisse AG.

PAGE 22 Saba Capital Strictly Private and Confidential Our Independent and Qualified Nominee: Frederic Gabriel Frederic Gabriel has 25 years of experience in investing and real estate, in addition to closed - end fund board experience. • Chief Executive Officer and Founder of Orion Realty. • Serves on the board of directors of Saba Capital Income & Opportunities Fund II (NYSE: SABA). • Previously held multiple roles at J.P. Morgan, including Executive Director, Senior Option Trader covering the financial/commodity/industrial sectors and Deputy Head Single Stock Trading Desk Asia - Ex. • Former Director at Credit Suisse First Boston, where he worked in equity derivatives as a single stock trader in charge of the financial and insurance sector. • Former Vice President at Merrill Lynch, where he worked in equity derivatives as a single stock trader in charge of the UK oils and utilizes sector. • Former Equity Flow Trader at Lehman Brothers. • Former French Air Force Reserve Officer.

PAGE 23 Saba Capital Strictly Private and Confidential Our Independent and Qualified Nominee: Paul Kazarian Paul Kazarian is an expert on closed - end funds, having worked as an investor in the space as well as having served as a fund director. • Portfolio manager at Saba Capital Management focused on the firm’s Closed - End Fund and Exchanged Traded Fund strategies. • Serves on the boards of directors of Saba Capital Income & Opportunities Fund II (NYSE: SABA), Miller/Howard High Income Equity Fund (NYSE: HIE) and Destra Multi - Alternative Fund (NYSE: DMA). • Institutional Shareholder Services previously recommended in favor of his election to the board of the ClearBridge Energy Midstream Opportunity Fund Inc. (NYSE: EMO) in 2023 and the New Ireland Fund (NYSE: IRL) in 2022. • Former Director at RBC Capital Markets in the Global Arbitrage and Trading Group, where he managed exchanged traded fund and index arbitrage strategies. • Previously worked as a technology analyst at Merrill Lynch.

PAGE 24 Saba Capital Strictly Private and Confidential Our Independent and Qualified Nominee: Garry Khasidy Garry Khasidy is a finance and investment management veteran with closed - end fund board experience. • Managing Director of ISAM Holdings LLC, a business advisory service that focuses on the reinsurance and insurance industries. • Serves on the board of directors of Saba Capital Income & Opportunities Fund II (NYSE: SABA). • Former Managing Director of IMAN Capital, a private investments firm based in London, with a focus on Special Situations. • Former Managing Director of Odyssey Infrastructure, where he led the insurance division and focused on the origination of strategic relationships leading to transaction flow. • Former Managing Director of Pantechnicon Capital. • Previously worked at Standard Bank, where he was Global Head of Structured and Specialty Finance; Goldman Sachs, where he was head of EMEA and PWM Structuring; Lehman Brothers, where he was Co - head of European Private Credit; Dresdner Kleinwort Wasserstein; Allianz Private investments, Structuring and Investing; and Credit Agricole, Emerging Markets Asset Management.

PAGE 25 Saba Capital Strictly Private and Confidential Our Nominees’ Plan: Review All Available Strategies to Close ASA’s - 16.9% Discount • Our nominees would view addressing ASA’s discount to NAV as their #1 priority as directors. • Contrary to ASA’s claims, our nominees are not calling for a “cookie cutter” 1 tender offer. • Our nominees would review a vast array of tools to narrow ASA’s discount to NAV and enhance shareholder value, including: Investment Advisor Change Our nominees would evaluate the Fund’s investment advisor on an annual basis. If our nominees believe seeking a new investment advisor is in the best interest of all shareholders, they will present that option for a shareholder vote. Distribution Increases and Managed Distribution Plans Our nominees believe it is important to deliver a consistent monthly distribution rate that is competitive with peers and in line with a fund’s total return. Merger with Other Closed - End or Open - End Funds Larger funds can be beneficial to shareholders in cases where there is the potential for lower expenses, higher earnings and improved secondary market liquidity. Investment Policy Updates Our nominees would continually seek opportunities to adapt fund strategies to changes in market trends or investor preferences. Share Repurchases Our nominees believe in the effectiveness of share repurchases. They can address the discount to NAV and are also accretive to NAV. This is widely accepted by CEF managers in all markets. Eliminating the Fund’s discount between its current price and current NAV would generate a 20% gain for shareholders. Saba’s nom inees have been successful in reducing discounts in dozens of similar situations. 1 Merk Investments blog post , 3/18/2024.

PAGE 26 Saba Capital Strictly Private and Confidential We Are Completely Aligned with Our Fellow Shareholders • Despite Merk’s claims that “over 70% of [ASA’s] assets” are in “relatively illiquid small - cap stocks, convertible notes, and pri vate equity,” 1 Saba estimates that approximately 60% of ASA’s NAV is in companies where the Fund holds less than 10 days volume. • If there is an advisor transition and/or a change in mandate, Saba would be comfortable with the new manager taking as long a s n ecessary to wind down the current portfolio. • As ASA’s largest shareholder, Saba is completely aligned with ASA’s other shareholders in terms of realizing maximum value fo r o ur investment. Saba would suffer the biggest economic losses from a sale of assets at a diminished value. We have been the largest shareholder and activist in other funds with far more illiquid portfolios that have been wound down in value - maximizing frameworks. Our breadth of experience would help ensure a smooth transition for ASA. Merk Investments blog post , 3/18/2024. Compensation from Fund Shares Owned Person/Firm $2,300,000 - Paid Based on AUM of ASA 124,644 Axel Merk $48,000 4,000 William Donovan $55,500 4,000 Bruce Hansen $63,000 8,000 Mary Joan Hoene ZERO - Makes Money If Share Price Increases 3,253,837 Saba Capital

PAGE 27 Saba Capital Strictly Private and Confidential We Significantly Improved Performance at the Voya Prime Rate Trust (formerly NYSE: PPR) • Since Saba was appointed manager of the Voya Prime Rate Trust (now the Saba Capital Income & Opportunities Fund (NYSE: BRW)) in June 2021, we have significantly improved the fund’s performance and addressed its discount. • In 2022, BRW outperformed 244 of the other 245 CEFs (99.5%). • In 2023, BRW outperformed 191 of the other 242 CEFs (78.9%). • Since our appointment, the fund’s average discount to NAV has been - 7.85%. Bloomberg. 2022 2023

PAGE 28 Saba Capital Strictly Private and Confidential We Helped Eliminate the Discount at Center Coast Brookfield MLP & Energy Infrastructure Fund (formerly NYSE: CEN) • Saba tries to find creative solutions for any fund that we’re involved in. • We do not have a “cookie cutter” approach. • CEN had a – 19.4 % discount to NAV prior to Saba’s engagement. The discount reached as wide as - 27.3% during the year of our engagement. • After we began engaging with CEN, the board began a review of paths to address CEN’s discount to NAV. Ultimately, CEN reorgan ize d into an open - end fund – following shareholder approval. • The move successfully eliminated CEN’s discount to NAV. CEN press release , 8/1/2022. CEN press release , 3/30/2023.

Appendix

We Have Consistently Defended Shareholder Rights at CEFs

Saba | Capital

- **June 2020:** The Arizona Superior Court issues a preliminary injunction that prevented Voya Prime Rate Trust (NYSE: PPR) from enforcing a bylaw amendment that substantially raised the voting threshold required to elect board trustees. Link.
- **January 2023**: The U.S. District Court for the Southern District of New York denies the Templeton Global Income Fund's (NYSE: GIM) bid to block the certification of shareholder votes. Link.
- **January 2023**: The Suffolk County Superior Court in Massachusetts sides with Saba, ruling that four Eaton Vance closed-end funds' use of control share provisions violated the '40 Act. Link.
- **February 2023**: The Templeton Global Income Fund (NYSE: GIM) withdraws litigation to block the certification of shareholder votes. Saba's nominees are seated as trustees of the fund. Link.
- **December 2023**: The U.S. Court of Appeals for the Second Circuit sides with Saba and upholds the lower court's ruling against the Nuveen funds that the Nuveen-advised CEFs violated the '40 Act. Link.
- **December 2023**: The U.S. District Court for the Southern District of New York sides with Saba and rules that certain funds advised by the following parties violated the '40 Act in their use of control share provisions: Adams Funds, BlackRock, Tortoise, Franklin Templeton, and FS Investments. Link.
- **January 2024:** Saba brings complaint against ASA in the U.S. District Court for the Southern District of New York for its use of a poison pill. Link.
- **March 2024**: Saba files lawsuit in the U.S. District Court for the Southern District of New York against the BlackRock ESG Capital Allocation Term Trust (NYSE: ECAT) for the fund's adoption of an entrenchment bylaw. Link.

Saba Capital Strictly Private and Confidential PAGE 30

PAGE 31 Saba Capital Strictly Private and Confidential Contrary to ASA’s Claims, Tender Offers Can Be Effective at Narrowing Funds’ Discounts in Appropriate Situations NHS tender announced: Oct. 19, 2020 Average discount to NAV three years prior to tender announcement: - 9.85% Average discount to NAV since tender announcement: - 2.16% NHS has completed two share offerings since Saba’s engagement Bloomberg.

PAGE 32 Saba Capital Strictly Private and Confidential Contrary to ASA’s Claims, Tender Offers Can Be Effective at Narrowing Funds’ Discounts in Appropriate Situations (Cont.) HIX deal announced: Jun. 22, 2020 Average discount to NAV during three years prior to deal announcement: - 10% Average discount to NAV since deal announcement: - 1% HIX has completed two share offerings since Saba’s engagement Bloomberg.

Disclaimer

Saba | Capital

The materials in this presentation (the "Presentation") are for informational purposes only, are not complete and do not constitute an agreement, offer, a solicitation of an offer, or any advice or recommendation to enter into or conclude any transaction or confirmation thereof (whether on the terms shown herein or otherwise). The Presentation should not be construed as legal, tax, investment, financial or other advice. The views expressed in the Presentation represent the opinions of Saba and are based on publicly available information with respect to ASA. Saba recognizes that there may be confidential information in the possession of ASA that could lead ASA to disagree with Saba's conclusions. Certain financial information and data used in the Presentation have been derived or obtained from filings made with the SEC or other regulatory authorities and from other third-party reports. Saba has not sought or obtained consent from any third party to use any statements or information indicated herein as having been obtained or derived from statements made or published by third parties, nor has it paid for any such statements. Any such statements or information should not be viewed as indicating the support of such third party for the views expressed in the Presentation. Saba does not endorse third-party estimates or research, which are used in the Presentation solely for illustrative purposes. No representation or warranty, express or implied, is made that data or information, whether derived or obtained from filings made with the SEC or any other regulatory agency from any third party, are accurate. Past performance is not an indication of future results. Neither the Participants nor any of their affiliates shall be responsible or have any liability for any misinformation contained in any statement by any third party or in any SEC or other regulatory filing or third-party report. Unless otherwise indicated, the figures presented in the Presentation may not have been calculated using generally accepted accounting principles ("GAAP") and may not have been audited by independent accountants. Such figures may vary from GAAP in material respects and there can be no assurance that the unrealized values reflected in the Presentation will be realized. There is no assurance or guarantee with respect to the prices at which any securities of ASA will trade, and such securities may not trade at prices that may be implied in the Presentation. The estimates, projections, pro forma information and potential impact of the opportunities identified by Saba in the Presentation are based on assumptions that Saba believes to be reasonable as of the date hereof, but there can be no assurance or guarantee that actual results or the performance of ASA will not differ, and such differences may be material. This presentation does not recommend the purchase or sale of an security. Saba reserves the right to change any of its opinions expressed in the Presentation at any time as it deems appropriate. Saba disclaims any obligation to update the data, information or opinions contained in the Presentation.

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